CREDIT AND SECURITY AGREEMENT

This CREDIT AND SECURITY AGREEMENT is entered into as of May 16, 2011 (the “Execution Date”), by and among, HearUSA, Inc., a Delaware corporation (“HUSA” or “Borrower”) and William Demant Holdings A/S (“DIP Lender”):

WHEREAS, HUSA intends to be a debtor and debtor in possession in a bankruptcy case to be pending under chapter 11 of title 11 of the United States Code, 11 U.S.C. § 101, et seq. (the “Bankruptcy Code”), to be filed within two business days after the Execution Date (the date in which such bankruptcy case shall be commenced, the “Filing Date”) in the United States Bankruptcy Court for the Southern District of Florida, West Palm Beach Division (the “Bankruptcy Court”)(the “Chapter 11 Case”) and Borrower shall retain possession of its assets and shall be authorized under sections 1107 and 1108 of the Bankruptcy Code to continue the management and operation of its business as a debtor in possession;

WHEREAS, Borrower requested that DIP Lender provide, and the DIP Lender agrees to provide, subject to the terms and conditions hereof,  a new debtor-in-possession financing facility to Borrower to provide working capital to the Borrower in an aggregate principal amount up to and including $10,000,000.00;

WHEREAS, DIP Lender or its affiliate has also executed an APA (hereinafter defined) with the Borrower to serve as the “stalking horse” purchaser in connection with a section 363 sale of substantially all of the assets of the Borrower in the Chapter 11 Case and DIP Lender is providing the DIP Loan to accommodate and support such sale process and such “stalking horse” bid;

NOW, THEREFORE, in consideration of these premises and the covenants and agreements contained herein, the parties hereto agree to as follows:

1.           DEFINITIONS, CONSTRUCTION AND RATIFICATION

1.1         Terms. As used in this DIP Credit Agreement, the following terms have the following meanings:

(a)           “Account” means (i) any and all post petition accounts receivable, trade accounts and other amounts receivable (including overdue accounts receivable) owed to the Borrower relating to, or arising in connection with the operation and conduct of, the Business from and after the Filing Date and any other rights of the Borrower to payment from third parties arising from and after the Filing Date, including, but not limited to, those reflected in the books and records of HUSA, and the full benefit of all security for such accounts or rights to payment, including all trade accounts receivable representing amounts receivable in respect of services rendered, in each case owing to the Borrower from and after the Filing Date; (ii) all other accounts or notes receivable of the Borrower  arising from and after the Filing Date and the full benefit of all security for such accounts or notes receivable arising in the conduct of the Business; and (iii) any and all claims, remedies or other rights relating to any of the foregoing, together with any interest or unpaid financing charges accrued thereon, in each case existing on the Execution Date or arising in the ordinary course of business after the Execution Date and in each case that have not been satisfied or discharged prior to the close of business on the day immediately preceding the Filing Date or have not been written off or sent to collection prior to the close of business on the day immediately preceding the Filing Date (it being understood that the receipt of a check prior to the close of business on the day immediately preceding the Filing Date shall constitute satisfaction or discharge of the applicable account or note receivable to the extent of the payment represented thereby). No PrePetition Collateral shall be included in this definition of the term “Account.”

(b)           “Advances” means all loans, advances and other financial accommodations by DIP Lender to or on account of Borrower under Section 2.1 hereof.

(c)           “APA” means the Asset Purchase Agreement entered into contemporaneously or prior to the execution of this DIP Credit Agreement by the DIP Lender or its affiliate, subsidiary or designee established for such purpose, William Demant Holdings A/S, as guarantor,  the Borrower and Auxiliary Health Corporation (“Auxiliary Health”) for the purchase of substantially all of the Borrower’s assets and Auxiliary Health’s assets and to serve as the stalking horse bidder under the section 363 sale proposed by the Borrower in the Chapter 11 Case.

(d)           “Authorized Officer” means any officer or other representative of Borrower authorized in a writing delivered to DIP Lender to transact business with DIP Lender.

(e)           “Avoidance Actions” means recoveries from, or settlements of, actions commenced by Borrower’s bankruptcy estate under chapter 5 of the Bankruptcy Code.

(f)           “Bankruptcy Code” means chapter 11 of title 11 of the United States Code, 11 U.S.C. § 101, et seq.

(g)          “Bankruptcy Court” means the United States Bankruptcy Court for the Southern District of Florida, West Palm Beach Division, or such other court having jurisdiction over the Chapter 11 Case.

(h)          “Borrower’s Books” means all of Borrower’s books and records including all of the following:  ledgers; records indicating, summarizing, or evidencing Borrower’s assets or liabilities, or the Collateral; all information relating to Borrower’s business operations or financial condition; and all computer programs, disk or tape files, printouts, runs, or other computer prepared information, and the facilities containing such information, but specifically excluding Borrower’s corporate minute books, stock ledgers and the like.

(i)           "Borrower Professional Expense Reserve" means on any date, an amount (in each case excluding security retainers provided by Borrower to Professionals prior to the date hereof) set forth for Professional Expenses in the Budget, but in no event shall such amount exceed the aggregate amount set forth in the Budget.

(j)           “Business Day” means any day, excluding Saturday, Sunday and any other day on which commercial banks in New York are authorized or required by law to close.

(k)           “Budget” means the budget agreed to by the Borrower and the DIP Lender (and as amended, from time to time, with the consent of Borrower and the DIP Lender),  a copy of which is attached as Schedule 2.1.

(l)           “Chapter 11 Case” means, collectively, Borrower’s cases under chapter 11 of the Bankruptcy Code, to be commenced in the Bankruptcy Court within two business days after the Execution Date.

(m)          “Chattel Paper” shall have the same meaning ascribed to such term in the Code.

(n)          “Code” means the Florida Uniform Commercial Code, as amended or revised from time to time.

(o)          “Collateral” means and shall include, pursuant to sections 364(c)(2), 364(c)(3) and 364(d) of the Bankruptcy Code, a fully perfected security interest in substantially all of the existing and after-acquired real property and personal, tangible and intangible, assets of the Company including, without limitation, all cash, cash equivalents, bank deposit and securities accounts, Accounts, other receivables, Chattel Paper, contract rights, Inventory, instruments, documents, securities (whether or not marketable), Equipment, fixtures, real property interests, franchise rights, general intangibles, Avoidance Actions (to the extent permitted in the Final DIP Order), investment property, supporting obligations, tax refunds, securities, franchise rights, letter of credit rights, commercial tort claims, causes of action and all substitutions, accessions and proceeds of the foregoing, wherever located, including insurance or other proceeds, patents, tradenames, trademarks, copyrights, intellectual property and all substitutions, accessions and proceeds of such intellectual property, wherever located, including insurance or other proceeds; but expressly excluding Avoidance Actions and any proceeds with respect to such Avoidance Actions (unless expressly permitted in the Final DIP Order).  Notwithstanding the foregoing, the Borrower will not be required to grant leasehold mortgages on their leased property, but the Interim DIP Order and Final DIP Order will grant a security interest in any proceeds of leases and other real property.

(p)          "Committee Professional Expense Reserve" means on any date, the applicable amount per week set forth in the Budget  (effective as of Monday or first business day of each week), multiplied by the number of Mondays that have elapsed from the date of this Agreement through the date of determination, minus the amount of allowed Professional Expenses paid during such period to Professional Persons retained by the Committee, but in no event shall such amount exceed the aggregate amount provided therefor in the Budget.

(q)          “Deposit Account” shall have the meaning ascribed to such term in the Code.

(r)           “DIP Credit Agreement” means this Credit and Security Agreement, by and among HUSA and the DIP Lender and any extensions, supplements, amendments, addenda or modifications to or in connection with this  DIP Credit Agreement.

(s)          “DIP Lender” means William Demant Holdings A/S, its successors and assigns.

(t)           “DIP Lender Expenses” means all of the following:  costs and expenses (whether taxes, assessments, insurance premiums or otherwise) required to be paid by Borrower under any of the Loan Documents which are paid or advanced by DIP Lender; filing, recording, publication, appraisal and search fees paid or incurred by DIP Lender in connection with DIP Lender’s transactions with Borrower; costs and expenses incurred by DIP Lender in the disbursement or collection of funds to or from Borrower; charges resulting from the dishonor of checks; costs and expenses incurred by DIP Lender to correct any default or enforce any provision of the Loan Documents, or in gaining possession of, maintaining, handling, preserving, storing, shipping, selling, preparing for sale, or advertising to sell the Collateral, or any portion thereof, irrespective of whether a sale is consummated; and costs and expenses incurred by DIP Lender in enforcing or defending the Loan Documents, including, but not limited to, costs and expenses incurred in connection with any proceeding, suit, enforcement of judgment, or appeal; and DIP Lender’s reasonable attorneys’ fees and expenses (which will include reasonable outside counsel fees and expenses) incurred in amending, terminating, enforcing, defending, or otherwise representing DIP Lender post petition concerning the Loan Documents or the Obligations; but expressly excluding the “Expense Reimbursement” under the APA and any costs and expenses (including, without limitation, any legal, accounting or other fees and expenses) incurred by the DIP Lender or its affiliate(s) in connection with the negotiation of, due diligence with respect to, and the consummation of, the transaction contemplated by the APA.

(u)          “DIP Loan” means the loan, in the aggregate amount up to $10,000,000.00 including but not limited to borrowings, interest due on the DIP Loan and the DIP Lender Expenses, which is made by the DIP Lender to the Borrower, as evidenced by this DIP Credit Agreement and the other Loan Documents.

(v)          “DIP Order” means any Interim DIP Order or Final DIP Order, as applicable, in form and substance satisfactory to the DIP Lender approving the DIP Credit Agreement and authorizing the Borrower’s incurrence of post petition secured and super priority debtor in possession financing, subject to the liens and security interests of the First Lien Lender.

(w)         “Documents” means all of Borrower’s written files, documents, instruments, papers, books, reports, records, tapes, microfilms, photographs, letters, budgets, forecasts, plans, operating records, safety and environmental reports, data, studies and documents, Tax Returns, ledgers, journals, title policies, customer lists, regulatory filings, operating data and plans, research material, technical documentation (design specifications, engineering information, test results, maintenance schedules, functional requirements, operating instructions, logic manuals, processes, flow charts, etc.), user documentation (installation guides, user manuals, training materials, release notes, working papers, etc.), marketing documentation (sales brochures, flyers, pamphlets, web pages, etc.) and other similar materials, in each case, whether or not in electronic form.

(x)           “Encumbrance” means any lien, encumbrance, claim (as defined in section 101(5) of the Bankruptcy Code), right, demand, charge, mortgage, deed of trust, option, pledge, security interest or similar interests, title defects, hypothecations, easements, rights of way, restrictive covenants, encroachments, rights of first refusal, preemptive rights, judgments, conditional sale or other title retention agreements and other impositions, imperfections or defects of title or restrictions on transfer or use of any nature whatsoever.

(y)          “Equipment” means all equipment, machinery, vehicles, furniture, fixtures, supplies and other tangible personal property of every kind and description used, or held for use, in connection with the operation of the Borrower’s business and owned by Borrower, wherever located, and including all warranties of the vendor applicable thereto, to the extent such warranties are transferable, but excluding software and any other intangibles associated therewith except to the extent embedded in such Equipment and required to operate it.

(z)           “ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the regulations thereunder.

(aa)        “ERISA Affiliate” means any entity which is, or at any relevant time was, a member of (A) a controlled group of corporations (as defined in section 414(b) of the Code), (B) a group of trades or businesses under common control (as defined in section 414(c) of the Code), (C) an affiliated service group (as defined under section 414(m) of the Code) or (D) any group specified in regulations under section 414(o) of the Code, any of which includes or included Borrower.

(bb)        “Event of Default” means the events specified in Section 8, below.

(cc)        “Financial Assets” shall have the meaning ascribed to such term in the Code.

(dd)        “Final DIP Order” means the order, in a form consented to by the DIP Lender in its sole discretion,  authorizing, inter alia, the granting of credit by DIP Lender to Borrower on a permanent basis authorizing to the Borrower as post petition secured and super priority debtor in possession financing .

(ee)        “Final Order” means an order or judgment of the Bankruptcy Court or any other court of competent jurisdiction entered by the Clerk of the Bankruptcy Court or such other court on the docket in Borrower’s Chapter 11 Case or the docket of such other court, which has not been modified, amended, reversed, vacated or stayed and as to which (i) the time to appeal, petition for certiorari, or move for a new trial, reargument or rehearing has expired and as to which no appeal, petition for certiorari or motion for new trial, reargument or rehearing shall then be pending or (ii) if an appeal, writ of certiorari, new trial, reargument or rehearing thereof has been sought, such order or judgment of the Bankruptcy Court or other court of competent jurisdiction shall have been affirmed by the highest court to which such order was appealed, or certiorari shall have been denied, or a new trial, reargument or rehearing shall have been denied or resulted in no modification of such order, and the time to take any further appeal, petition for certiorari or move for a new trial, reargument or rehearing shall have expired, as a result of which such order shall have become final in accordance with Rule 8002 of the Bankruptcy Rules; provided, that the possibility that a motion under Rule 60 of the Federal Rules of Civil Procedure, or any analogous rule under the Bankruptcy Rules, may be filed relating to such order, shall not cause such order not to be a Final Order.

(ff)          “First Lien Credit Agreement” means that certain Second Amended and Restated Credit Agreement, dated as of December 30, 2006, among HUSA, as borrower, and the First Lien Lender, as lender, as such agreement has been amended, modified and supplemented from time to time.

(gg)        “First Lien Lender” means Siemens Hearing Instruments, Inc. and its successors and assigns.

(hh)        “First Lien Loan Documents” means the “Loan Documents” as defined in the First Lien Credit Agreement, as such Loan Documents are amended, modified, supplemented or restated from time to time.

(ii)           “GAAP” means United States generally accepted accounting principles as in effect from time to time.

(jj)           “General Intangibles” means in addition to the definition of general intangibles in the Code all of Borrower’s present and future general intangibles and other personal property (including choses  or things in action, goodwill, patents, trade names; trademarks, service marks, blueprints, drawings, purchase orders, customer lists, monies due or recoverable from pension funds (other than “trust funds”), route lists, infringement claims, computer programs, computer discs, computer tapes, Borrower’s Books, literature, reports, catalogs, deposit accounts, insurance premium rebates, tax refunds, and tax refund claims) other than goods and Accounts.  However, the term “General Intangibles” shall not include Avoidance Actions.

(kk)         “Insolvency Proceeding” means any proceeding commenced by or against any person or entity under any provision of the Bankruptcy Code, as amended, or under any other state or federal insolvency law, including assignments for the benefit of creditors, formal or informal moratoria, compositions, or extensions generally with its creditors.

(ll)           “Instruments” shall have the meaning ascribed to such term in the Code.

(mm)       Interim DIP Order” means the order, that is consented to by the DIP Lender in its sole discretion,  authorizing, inter alia, the granting of credit by DIP Lender to Borrower on a permanent basis authorizing to the Borrower as post petition secured and super priority debtor in possession financing; but without any use by the Borrower of any cash collateral of the First Lien Lender.

(nn)        "Interim Period" means the period commencing on the date that the Interim DIP Order is entered by the Court and ending on the date that the Final DIP Order is entered by the Court.

(oo)        “Inventory” means in addition to the definition of inventory in the Code all present and future inventory in which Borrower has any interest, including goods held for sale or lease or to be furnished under a contract of service, Borrower’s present and future raw materials, work in process, finished goods, tangible property, stock in trade, wares, and materials used in or consumed in Borrower’s business, goods which have been returned to, repossessed by, or stopped in transit by Borrower, packing and shipping materials, wherever located, any documents of title representing any of the above, and Borrower’s Books relating to any of the foregoing.

(pp)        “Investment Property” shall have the meaning ascribed to such term in the Code.

(qq)        “IRC” means the Internal Revenue Code of 1986, as amended, and the regulations thereunder.

(rr)          “Letter of Credit Rights” shall have the meaning ascribed to such term in the Code.

(ss)         “Loan Documents” means, collectively, this DIP Credit Agreement, any Note, Interim DIP Order, Final DIP Order, security agreement, pledge agreement, mortgage, deed of trust or any other encumbrance or agreement which secure the Obligations, and any other agreement entered into between Borrower and DIP Lender or by Borrower for the benefit of DIP Lender relating to or in connection with this DIP Credit Agreement or the Obligations, as each of same may be amended, modified, extended or substituted from time to time.

(tt)          “Multiemployer Plan” means a multiemployer plan as defined in ERISA sections 3(37) or 4001(a)(3) or IRC section 414(f).

(uu)        “Negotiable Collateral” means all of Borrower’s present and future letters of credit, notes, drafts, instruments, documents, leases, and Chattel Paper.

(vv)        “Note” means any promissory note made by Borrower to the order of DIP Lender concurrently herewith or at any time hereafter.

(ww)       “Obligations” means all loans, advances, debts, liabilities (including all interest and amounts charged to the Obligations pursuant to any agreement authorizing DIP Lender to charge the Obligations), obligations, lease payments, guaranties, covenants, and duties owing by Borrower to DIP Lender of any kind and description (whether Prepetition Obligations or incurred thereafter and whether pursuant to or evidenced by the Loan Documents or by any other agreement between DIP Lender and Borrower, and irrespective of whether for the payment of money), whether made or incurred prior to, on, or after the Termination Date, direct or indirect, absolute or contingent, due or to become due, now existing or hereafter arising, including any debt, liability or obligation owing from Borrower to others which DIP Lender may obtain by assignment or otherwise, all interest thereon and all DIP Lender Expenses.

(xx)         “Plan” means any plan described in ERISA section 3(2) maintained for employees of Borrower or any ERISA Affiliate, other than a Multiemployer Plan.

(yy)        “PrePetition Collateral” means any collateral encumbered by the liens evidenced by the First Lien Loan Documents arising prior to the Filing Date.

(zz)         “Prime Rate” means that rate designated in the “Money Section” of the Wall Street Journal on the business day prior to the date in question or any successor thereof, from time to time as its prime rate, which shall not necessarily constitute its lowest available rate.

(aaa)      "Professional Expenses" means the fees and reimbursable expenses of a Professional Person.

(bbb)      "Professional Expense Reserve" means the collective reference to (i) the Borrower’s Professional Expense Reserve, (ii) the Committee’s Professional Expense Reserve and (iii) the other reserves for the payment of Professional Persons, in each case, as set forth in the Budget.

(ccc)      "Professional Person" means a Person who is an attorney, accountant, investment banker, appraiser, auctioneer or other professional person and who is retained, with Court approval, by (i) Borrower pursuant to Section 327 of the Bankruptcy Code or (ii) a Committee pursuant to Section 1103(a) of the Bankruptcy Code.

(ddd)      “Reserve” means an amount, for the exclusive benefit of the Professional Persons and the U.S. Trustee, equal to the sum of (a) the Professional Expense Reserve and (b) an amount equal to all claims for the fees and expenses of the Clerk of the Court and fees of the United States Trustee if not paid within five days of the due date.

(eee)      “Super-Priority Administrative Expense” means a claim against Borrower or its estate in its Case which is an administrative expense claim having priority over (i) any and all allowed administrative expenses and (ii) unsecured claims now existing or hereafter arising, including, without limitation, administrative expenses of the kind specified in section 503(b), 506(c) or 507(b) of the Bankruptcy Code.

(fff)         “Supporting Obligation” shall have the meaning ascribed to such term in the Code.

(ggg)      “Term” means the period from the date of the execution and delivery by DIP Lender of this DIP Credit Agreement through and including the earlier of (a) the closing of the sale contemplated by the APA and (b) the closing of any higher and better bid approved by the Bankruptcy Court and (c) to and including 120 days following the entry of the first Interim DIP Order.  Once the DIP Loan is repaid it is terminated and unavailable.

(hhh)      “Wind Down Amount” shall have meaning set forth in Section 2.1.

1.2         Construction.  Unless the context of this DIP Credit Agreement clearly requires otherwise, references to the plural include the singular and to the singular include the plural.  The words hereof, herein, hereby, hereunder, and similar terms in this DIP Credit Agreement refer to this DIP Credit Agreement as a whole and not to any particular provision of this DIP Credit Agreement,  section, subsection, clause and exhibit references are to this DIP Credit Agreement unless otherwise specified.  Words importing a particular gender mean and include every other gender.

1.3         Accounting Terms.  All accounting terms not specifically defined herein shall be construed in accordance with generally accepted accounting principles (GAAP) as in effect from time to time.  When used herein, the term financial statements shall include the notes and schedules thereto.

1.4         Exhibits.  All of the exhibits, addenda or riders attached to this DIP Credit Agreement shall be deemed incorporated herein by reference.

1.5         Code.  Any terms used in this DIP Credit Agreement which are defined in the Code shall be construed and defined as set forth in the Code, unless otherwise defined herein.

2.           ADVANCES AND TERMS OF PAYMENT

2.1         Advances.  Upon the request of Borrower, Advances under the DIP Loan  will be used, in accordance with the terms of the Budget attached as Schedule 2.1,  (i) to pay expenses described  in the Budget during the Interim Period and, after the Interim Period, to pay any expenses described in the Final DIP Order; (ii) to pay adequate protection claims, but only to the extent authorized by the Bankruptcy Court and consented to by DIP Lender; (iii) to pay, on a weekly basis, fees required to be paid to the office of the U.S. Trustee; (iv) to pay, on a weekly basis, Professional Expenses of Professional Persons subject to any limitations in the Interim DIP Order, the Final DIP Order, allowance by the Court and Borrower's receipt of an itemized billing and expense statement from such Professional Person; (v) to pay property taxes with respect to any Collateral to the extent nonpayment thereof is secured by a Lien senior to DIP Lender's Liens thereon; (vi) to fund the Reserve, on a weekly basis, as provided in the Interim DIP Order and the Final DIP Order; and (vii) to pay other expenses authorized by the Bankruptcy Court in orders entered in the Chapter 11 Case that are acceptable to DIP Lender; including to pay transaction costs, fees and expenses under the DIP Loan, on the entry of an Interim DIP Order approving this DIP Credit Agreement on an interim basis solely  up to the interim amount agreed to by the DIP Lender under the Budget for ordinary operating expenses and other expenses described above during the period authorized under the Interim DIP Order and, further, under a Final DIP Order, the lesser of the amount permitted under the Budget and up to and including Ten Million Dollars ($10,000,000.00).   DIP Lender shall fund the Reserve on a weekly basis in accordance with the Budget.  Notwithstanding the foregoing, immediately prior to the Auction (as defined in the APA), the DIP Lender shall fund, and the Borrower shall borrow, the sum of (i) the amount designated in the Budget as the amount needed to fund the wind down of the Chapter 11 Case (the “Wind Down Amount”) and (ii) for the exclusive benefit of the Professional Persons and the U.S. Trustee to be held by Borrower’s counsel in escrow,  the Reserve.  The Reserve and the Wind Down Amount (a) shall be retained by Borrower (or Borrower’s counsel in escrow with respect to the Reserve), (b) shall be free and clear of all liens, claims and encumbrances in favor of the First Lien Lender or the DIP Lender and (c) shall not be sold and transferred to the Purchaser under the APA.

2.2         Authorization to Make Advances.  DIP Lender is hereby authorized, on entry of an Interim DIP Order or Final DIP Order to make the Advances based upon telephonic or other instructions received from anyone purporting to be an Authorized Officer. All requests for Advances shall specify the date on which such Advance is to be made (which day shall be a Business Day) and the amount of such Advance.  Requests received after 12:00 p.m. Eastern time on any day shall be deemed to have been made as of the opening of business on the immediately following Business Day.  All Advances made under this DIP Credit Agreement shall be conclusively presumed to have been made to, at the request of, and for the benefit of Borrower when deposited to the credit of Borrower or otherwise disbursed in accordance with the instructions of Borrower or in accordance with the terms and conditions of this DIP Credit Agreement.  Unless otherwise requested by Borrower, all Advances shall be made by a wire transfer to the deposit account of Borrower designated on Schedule 2.2 annexed hereto, or such other account as Borrower shall notify DIP Lender in writing.  Borrower shall pay to DIP Lender a funds transfer fee of $25.00 for each Advance.  Said fees shall be payable on the first day of each month of the Term for all Advances made during the preceding month.

2.3         Interest.

(a)           Except where specified to the contrary in the Loan Documents, the aggregate outstanding balances of the Obligations shall accrue interest at the per annum rate of four percentage points (4%) above the Prime Rate.  The Obligations shall bear interest from and after written notice by DIP Lender to Borrower of the occurrence of an Event of Default, and without constituting a waiver of any such Event of Default, at the per annum rate of two percentage points (2%) above the highest interest rate before an Event of Default.  All interest payable under the DIP Loan shall be computed on the basis of a three hundred sixty (360) day year for the actual number of days elapsed.  Interest as provided for herein shall continue to accrue until the Obligations are paid in full.

(b)           The interest rate payable by Borrower under the terms of this DIP Credit Agreement shall be adjusted in accordance with any change in the Prime Rate from time to time on the date of any such change.  No payments of interest or principal shall be due and payable prior to the expiration of the Term of the DIP Loan and DIP Lender shall add such accrued interest and all DIP Lender Expenses to the Obligations, and such amount shall thereafter accrue interest at the rate then applicable under this DIP Credit Agreement.

(c)           In no event shall interest on the Obligations exceed the highest lawful rate in effect from time to time.  It is not the intention of the parties hereto to make an agreement which violates any applicable state or federal usury laws.  In no event shall Borrower pay or DIP Lender accept or charge any interest which, together with any other charges upon the principal or any portion thereof, exceeds the maximum lawful rate of interest allowable under any applicable state or federal usury laws.  Should any provision of this DIP Credit Agreement or any existing or future Notes or Loan Documents between the parties be construed to require the payment of interest or any other fees or charges which could be construed as interest which, together with any other charges upon the principal or any portion thereof and any other fees or charges which could be construed as interest, exceeds the maximum lawful rate of interest, then any such excess shall be applied to the remaining principal balance of the Obligations, if any, and the remainder refunded to Borrower.

(d)           Notwithstanding the foregoing, for purposes of this DIP Credit Agreement, it is the intention of Borrower and DIP Lender that “interest” shall mean, and be limited to, any payment to DIP Lender which compensates it for extending credit to Borrower, for making available to Borrower a line of credit during the term of this DIP Credit Agreement and for any default or breach by Borrower of a condition upon which credit was extended.  Borrower and DIP Lender agree that, for the sole purpose of calculating the “interest” paid by Borrower to DIP Lender, it is the intention of Borrower and DIP Lender that interest shall mean and include, and be expressly limited to, any interest accrued on the aggregate outstanding balance of the Obligations during the term hereof.  Borrower and DIP Lender further agree that it is their intention that the following fees shall not constitute “interest”: any attorney fees incurred by DIP Lender, any premiums or commissions attributable to insurance guaranteeing repayment, finders’ fees, credit report fees, appraisal fees or fees for document preparation or notarization.  To the extent, however, that governing law excludes from the calculation of “interest” any fees defined herein as interest, or includes as interest any fees or other sums which are intended not to constitute interest governing law shall supersede and prevail and all such interest shall be subject to Section 2.3(c) above.

2.4         Collection of Accounts. DIP Lender or a DIP Lender designee may, at any time during the existence of an Event of Default (but subject to the terms of any Interim DIP Order and Final DIP Order), with or without notice to Borrower, notify customers or Account  debtors that the Accounts have been assigned to DIP Lender, and that DIP Lender has a security interest in them and collect the Accounts directly, and add the collection costs and expenses to the Obligations.  During the existence of an Event of Default,  at the request of the DIP Lender, Borrower shall notify all Account debtors to remit payments on Accounts to a lockbox to be designated by DIP Lender.  All such payments remitted to the lockbox shall be credited to a deposit account of DIP Lender and into which account remittances from account debtors of other clients of DIP Lender may be credited.  If during the existence of an Event of Default, notwithstanding said notice Borrower obtains payment on any Account, Borrower shall receive all payments on Accounts and other proceeds, including cash, of Collateral in trust for DIP Lender and immediately deliver said payments to DIP Lender in their original form as received from the Account debtor, together with any necessary endorsements.  Notwithstanding the receipt by DIP Lender or a DIP Lender designee of any proceeds of any Accounts during an Event of Default or otherwise or such lockbox arrangement for the payment of proceeds of the Accounts for the benefit of the DIP Lender during the existence of an Event of Default, in either case, in the event the DIP Lender has not properly terminated the Term of the DIP Loan, then, the DIP Lender shall disburse to Borrower, at the request of Borrower, to fund the working capital needs of the Borrower in accordance with the Budget, any and all proceeds of any Account received by DIP Lender.

2.5         Use by Borrower of Receipts.  The receipt of any item of payment by DIP Lender from any Person other than Borrower shall be provided to Borrower for use in the funding of Borrower’s working capital expenses as described in the Budget.  Any prepayment by Borrower of the DIP Loan shall be applied to the outstanding balance of the DIP Loan without penalty.  Notwithstanding anything to the contrary contained herein, payments received by DIP Lender after 12:00 p.m. Eastern time shall be deemed to have been received by DIP Lender as of the opening of business on the immediately following Business Day.

2.6         Closing Fee.  In consideration of DIP Lender entering into this DIP Credit Agreement, Borrower shall pay DIP Lender a closing fee of two percent (2%) of the DIP Loan, which shall be paid simultaneous with the first Advance made following the entry of the Interim DIP Order.

2.7         Monthly Statements.  DIP Lender shall render monthly statements to Borrower of all Obligations, including statements of all principal, interest and DIP Lender Expenses, and Borrower shall have fully and irrevocably waived all objections to such statements and the contents thereof unless, within thirty (30) days after receipt, Borrower shall deliver to DIP Lender, by email (to the email address provided by DIP Lender to Borrower), registered, certified or overnight mail as set forth in Section 12 hereof, written objection to such statement specifying the error or errors, if any, contained therein.

2.8         No Right To Reborrow. The DIP Loan is not a revolving credit facility. The aggregate amount of all Advances made by the DIP Lender under this DIP Credit Agreement shall not at anytime exceed the lesser of the maximum amount provided for in the Budget from time to time and $10,000,000; provided however that DIP Lender shall provide to Borrower and Borrower shall be entitled to use, 100% of the funds received by DIP Lender (or its designee) or Borrower from any Account or otherwise and the release of such funds by DIP Lender to Borrower (or the use of such funds by Borrower) shall not be included in the calculation of the $10,000,000 DIP Loan amount.  Any amounts repaid hereunder may not be reborrowed at any time.

2.9         Use of Cash Collateral; Adequate Protection Liens and Relative Priorities.  Notwithstanding anything to the contrary set forth in this Agreement, Borrower shall have the right to use 100% of the proceeds of any and all Accounts (regardless of whether such proceeds are received by DIP Lender, its designee or Borrower) to fund the working capital needs of Borrower as described in the Budget, in addition to the amounts funded by DIP Lender to Borrower under the DIP Loan.  The DIP Order shall provide that (i) the First Lien Lender shall be granted first priority, perfected replacement lien covering the Accounts to secure the indebtedness owing under the First Lien Loan Documents and (ii) the DIP Lender shall be granted a junior perfected lien on such Accounts to secure the DIP Loan, subject only to the first lien granted to the First Lien Lender described in clause (i) above.

3.           TERM

3.1         Term.  This DIP Credit Agreement shall become effective upon execution by DIP Lender and continue in full force through the Term. This DIP Credit Agreement may be extended by mutual written agreement of the parties on mutually agreeable terms. In addition, DIP Lender shall have the right to terminate the Term of this DIP Credit Agreement immediately at any time upon the occurrence of an Event of Default by sending written notice of termination to Borrower. No such termination shall relieve or discharge Borrower of its duties, Obligations and covenants hereunder until all Obligations have been paid and performed in full, and DIP Lender’s continuing security interest in the Collateral shall remain in effect until the Obligations have been fully and irrevocably paid and satisfied in cash or cash equivalent. Following the termination of the Term of this DIP Credit Agreement, the Obligations shall be immediately due and payable in full. In the event DIP Lender or its affiliate closes the acquisition contemplated by the APA, then, following the disbursement by the DIP Lender to Borrower prior to the Auction of the Wind Down Amount and, to Borrower’s counsel, the Reserve which disbursement is described in the last sentence of Section 2.1, all Obligations under this DIP Credit Agreement shall be automatically paid in full at the closing under such APA and the DIP Lender shall release all liens and security interests granted in connection with the DIP Loan.

3.2        Interim DIP Order.  Prior to making Advances, the Bankruptcy Court shall have entered an Interim DIP Order or a Final DIP Order, as appropriate, and the applicable order shall  be in full force and effect and shall not have been amended, modified, stayed or reversed.

4.           CREATION OF CONTINUING SECURITY INTEREST

4.1         Grant of Security Interest.  Borrower (as debtor and as debtor in possession) hereby grants to DIP Lender a security interest in all presently existing and hereafter acquired or arising Collateral, which is subject and junior to any and all validly existing prepetition liens and security interests in the Collateral, including without limitation, the liens and security interests of the First Lien Lender, in order to secure prompt repayment of the Obligations and in order to secure prompt performance by Borrower of each and all of its covenants and Obligations under the Loan Documents and otherwise.

4.2         Negotiable Collateral.  In the event that any Collateral, including proceeds, is evidenced by or consists of Negotiable Collateral, Borrower shall notify DIP Lender and upon the request of DIP Lender, immediately endorse and assign such Negotiable Collateral to DIP Lender and deliver physical possession of such Negotiable Collateral to DIP Lender.

4.3         Delivery of Additional Documentation Required.  Borrower shall execute and deliver to DIP Lender concurrently with Borrower’s execution and delivery of this DIP Credit Agreement and at any time thereafter at the request of DIP Lender, all financing statements, continuation financing statements, fixture filings, security agreements, chattel mortgages, pledges, assignments, endorsements of certificates of title, applications for title, affidavits, reports, notices, schedules of accounts, letters of authority, and all other documents that DIP Lender may request, in form satisfactory to DIP Lender, to perfect and maintain perfected DIP Lender’s continuing security interests in the Collateral and in order to fully consummate all of the transactions contemplated under the Loan Documents and Borrower hereby authorizes DIP Lender to file and/or record such financing statements and other documents as DIP Lender deems necessary to perfect and maintain DIP Lender’s continuing security interest in the Collateral, and agrees any such financing statement may contain an “all asset” or “all property” description of the Collateral, and Borrower hereby ratifies any such financing statement or other document heretofore filed by DIP Lender. The documentation of the DIP Loan and any Interim DIP Order and Final DIP Order shall be reasonably satisfactory to the DIP Lender.

4.4         Power of Attorney.  Borrower hereby irrevocably makes, constitutes and appoints DIP Lender (and any person designated by DIP Lender) as Borrower’s true and lawful attorney-in-fact with power to sign the name of Borrower on any of the above described documents or on any other similar documents to be executed, recorded or filed in order to perfect or continue perfected DIP Lender’s continuing security interest in the Collateral, subject however to the rights of the First Lien Lender in and to the PrePetition Collateral.  In addition, subject to the rights of the First Lien Lender in the PrePetition Collateral, Borrower hereby appoints DIP Lender (and any person designated by DIP Lender) as Borrower’s attorney-in-fact with power to:  (a) sign Borrower’s name on verifications of Accounts, on other Collateral and, subject to Section 2.5 hereof, on notices to Account debtors; (b) send requests for verification of Accounts and other Collateral; (c) endorse Borrower’s name on any checks, notes, acceptances, money orders, drafts or other forms of payment or security that may come into DIP Lender’s possession; (d) upon the occurrence of an Event of Default notify the post office authorities to change the address for delivery of Borrower’s mail to an address designated by DIP Lender, to receive and open all mail addressed to Borrower, and to retain all mail relating to the Collateral and forward all other mail to Borrower; (e) upon the occurrence of an Event of Default make, settle and adjust all claims under Borrower’s policies of insurance (other than any director’s and officer’s insurance of the Borrower), endorse the name of Borrower on any check, draft, instrument or other item of payment for the proceeds of such policies of insurance and make all determinations and decisions with respect to such policies of insurance.  The appointment of DIP Lender as Borrower’s attorney-in-fact and each and every one of DIP Lender’s rights and powers, being coupled with an interest, is irrevocable so long as any Accounts in which DIP Lender has a continuing security interest remain unpaid and until all of the Obligations have been fully repaid and performed.

4.5         Right To Inspect.  DIP Lender shall have the right at any time or times hereafter during Borrower’s usual business hours, or during the usual business hours of any third party having control over Borrower’s Books to inspect Borrower’s Books in order to verify the amount or condition of, or any other matter relating to, the Collateral or Borrower’s financial condition.  DIP Lender also shall have the right at any time or times hereafter during Borrower’s usual business hours to inspect and examine the Inventory, the Equipment and the other Collateral and to check and test the same as to quality, quantity, value and condition.

5.           REPRESENTATIONS AND WARRANTIES

Borrower represents and warrants to DIP Lender the following and acknowledges (it being agreed that references to the “knowledge of Borrower” in this DIP Credit Agreement shall be limited to the actual (not constructive) knowledge of  Steve Hansbrough, Frank Punal and Gino Chouinard):

5.1         Prior Encumbrances; Security Interests. Borrower has good and marketable title to the Collateral, including without limitation the Collateral, free and clear of liens, claims, security interests or encumbrances, except for the security interests granted to DIP Lender by Borrower and those arising under the First Lien Documents in favor of the First Lien Lender and those disclosed on Schedule 5.1 annexed hereto.  Other than those expressly disclosed, Borrower will not create or permit to be created any security interest, lien, pledge, mortgage or encumbrance on any Collateral or any of its other assets other than purchase money security interests on and capital leases of hereafter acquired items of Equipment.

5.2         Location of Inventory and Equipment.  The Inventory and Equipment is not now and shall not at any time or times hereafter be stored with a bailee, warehouseman, processor, or similar party.

5.3         Inventory Records.  Borrower now keeps and hereafter at all times shall keep correct and accurate records itemizing and describing the kind, type, quality and quantity of the Inventory and Borrower’s cost of said items.

5.4         Relocation of Chief Executive Office.  The chief executive office of Borrower is at the address indicated on the first page of this DIP Credit Agreement and Borrower will not, without thirty (30) days’ prior written notice to DIP Lender, relocate such office.

5.5         Due Incorporation and Qualification.  Borrower is and shall at all times hereafter be a corporation duly organized and existing under the laws of the state of its incorporation as set forth on the first page hereof and is qualified and licensed to do business and is in good standing in any state in which the conduct of its business or its ownership of assets requires that it be so qualified.

5.6         Fictitious Name. Borrower is conducting its business under the following trade or fictitious name(s) and no others:  [none].  Borrower has complied with the fictitious name laws of all jurisdictions in which compliance is required in connection with its use of such name(s).

5.7         Permits and Licenses. Borrower holds all licenses, permits, franchises, approvals and consents required for the conduct of its business and the ownership and operation of its assets.

5.8         Due Authorization.  Borrower has the right and power and is duly authorized to enter into the Loan Documents to which it is a party.

5.9         Compliance with Articles; Bylaws.  The execution by Borrower of the Loan Documents to which it is a party does not constitute a breach of any provision contained in Borrower’s Certificate or Articles of Incorporation or its Bylaws, nor does it constitute an event of default under any material agreement to which Borrower is now or may hereafter become a party.

5.10       Accuracy of Information and Financial Statements.  All information furnished by Borrower to DIP Lender and all statements made by Borrower to DIP Lender including, without limitation, information set forth in any loan application, is true, accurate and complete in all material respects and, to the knowledge of Borrower, does not contain any misstatement of fact or omit to state any facts necessary to make the statements or information contained therein not misleading.  All financial statements relating to Borrower which have been or may hereafter be delivered to DIP Lender (i) have been prepared in accordance with GAAP; (ii) fairly present Borrower’s financial condition as of the date thereof and Borrower’s results of operations for the period then ended; and (iii) disclose all contingent obligations of Borrower which are required to be disclosed in accordance with GAAP; provided however the Budget was not prepared in accordance with GAAP or any reporting requireements by the Securities and Exchange Commission, the AICPA or any state societies of CPAs.

5.11       ERISA. Neither Borrower or any ERISA Affiliate, nor any Plan is or has been in violation of any of the provisions of ERISA, any of the qualification requirements of IRC section 401(a), or any of the published interpretations thereof.  No lien upon the assets of Borrower has arisen with respect to any Plan.  No prohibited transaction within the meaning of ERISA section 406 or IRC section 4975(c) has occurred with respect to any Plan.  Neither Borrower nor any ERISA Affiliate has incurred any withdrawal liability with respect to any Multiemployer Plan. Borrower and each ERISA Affiliate have made all contributions required to be made by them to any Plan or Multiemployer Plan when due.  There is no accumulated funding deficiency in any Plan, whether or not waived.

5.12       Environmental Laws and Hazardous Materials.  (A) Subject to subsection (B) below: to the knowledge of Borrower, Borrower has complied, and at all times through the Term will comply, with all Environmental Laws.  Borrower has not and will not cause or permit any Hazardous Materials to be located, incorporated, generated, stored, manufactured, transported to or from, released, disposed of, or used at, upon, under, or within any premises at which Borrower conducts its business, or in connection with Borrower’s business.  To the Borrower’s knowledge, no prior owner or operator of any premises at which Borrower conducts its business has caused or permitted any of the above to occur at, upon, under, or within any of the premises.  Borrower will not permit any lien to be filed against the Collateral or any part thereof under any Environmental Law, and will promptly notify DIP Lender of any proceeding, inquiry or claim relating to any alleged violation of any Environmental Law, or any alleged loss, damage or injury resulting from any Hazardous Material.  DIP Lender shall have the right to join and participate in, as a party if it so elects, any legal or administrative proceeding initiated with respect to any Hazardous Material or in connection with any Environmental Law.  “Hazardous Material” includes without limitation any substance, material, emission, or waste which is or hereafter becomes regulated or classified as a hazardous substance, hazardous material, toxic substance or solid waste under any Environmental Law, asbestos, petroleum products, urea formaldehyde, polychlorinated biphenyls (PCBs), radon, and any other hazardous or toxic substance, material, emission or waste.  The term “Environmental Law” means the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended, the Resource Conservation and Recovery Act of 1976, the Hazardous Materials Transportation Act, the Toxic Substances Control Act, the regulations pertaining to such statutes, and any other safety, health or environmental statutes, laws, regulations or ordinances of the United States or of any state, county or municipality in which Borrower conducts its business or the Collateral is located.

(B)           To the knowledge of Borrower, all present business operations of Borrower’s businesses including those involving Hazardous Materials are in material compliance with all applicable Environmental Laws.

5.13       Tax Compliance.  Borrower has filed all tax returns required to be filed by it and has paid all taxes due and payable on said returns and on any assessment made against it or its assets, except for returns which have not been filed but are the subject of appropriate extensions.

5.14       Use of Proceeds.  All proceeds provided by DIP Lender to Borrower pursuant to any Interim DIP Order or Final DIP Order, this DIP Credit Agreement or otherwise, shall be used by Borrower to make payments in accordance with the Budget prior to the closing of the Section 363 sale, including, without limitation, to fund prior to the Auction, both the Wind Down Amount and the Reserve. Borrower shall pay for administrative expenses from the proceeds of Advances which are (i) directly attributable to the operation of the business of Borrower or (ii) as otherwise authorized by the Bankruptcy Court in any proceeding to which DIP Lender received notice and a reasonable opportunity to object, but in no event may the proceeds of any Advance be used for in excess of the amount permitted under the Budget as approved by the then applicable Interim DIP Order or Final DIP Order.

5.15       DIP Order.  Any applicable Interim DIP Order or Final DIP Order has been duly entered, is valid, subsisting and continuing and has not been vacated, modified, reversed on appeal, or vacated or modified by any order of the Bankruptcy Court (other than as consented to by DIP Lender) and is not subject to any pending appeal or stay.

5.16       Super-Priority Administrative Expenses.  Upon the entry of an Interim DIP Order of a Final DIP Order, as appropriate, the Obligations: (a) shall at all times constitute a Super-Priority Administrative Expense having priority, pursuant to sections 364(c)(1) of the Bankruptcy Code, over any other claims of any entity, including, without limitation, any claims under sections 503, 507, 1113, and 1114 of the Bankruptcy Code, and (b) pursuant to sections 364(c)(2) and (3) and 364(d) of the Bankruptcy Code, shall at all times be secured by a second priority perfected lien in all of the assets (expressly excluding any  proceeds of Avoidance Actions until the issuance of the Final DIP Order), whether now owned or hereafter acquired of Borrower and their estates, pursuant to the terms of the Loan Documents, subject to the first priority liens and security interests of the First Lien Lender in the PrePetition Collateral.

5.17       Reliance by DIP Lender; Cumulative.  Each warranty, representation and agreement contained in this DIP Credit Agreement shall be automatically deemed repeated by Borrower with each request for an Advance and shall be conclusively presumed to have been relied on by DIP Lender regardless of any investigation made or information possessed by DIP Lender; provided however that the information in any schedule with respect to such representation or warranty shall be limited to the time period in which such schedule was delivered to the DIP Lender.  The warranties, representations and agreements set forth herein shall be cumulative and in addition to any and all other warranties, representations and agreements which Borrower shall now or hereafter give, or cause to be given, to DIP Lender.

5.18       Credit Bidding.  Subject to the terms and provisions of the APA, DIP Lender shall have the right to credit bid all of the Obligations in connection with a sale of the Debtors’ assets under section 363 of the Bankruptcy Code or under a plan of reorganization or otherwise.

6.           AFFIRMATIVE COVENANTS

Borrower covenants and acknowledges that during the Term Borrower shall comply with all of the following:

6.1         Budget Variance and Other Reports.  On the fifth (5th) Business Day of the week, the Borrower shall issue a variance report (the “Variance Report”) setting forth actual cash receipts and disbursements of the Borrower for the prior week and setting forth all the variances in excess of ten percent, on a line-item basis, from the amount set forth for such week as compared to the Budget on a weekly and cumulative basis; each such Variance Report shall include explanations for all material variances in excess of ten percent per line item and shall be certified by the Chief Financial Officer. Borrower shall deliver to DIP Lender, as DIP Lender may from time to time require, collection reports, sales journals, invoices, original delivery receipts, customers’ purchase orders, shipping instructions, bills of lading and other documentation respecting shipment arrangements.  Absent such a request by DIP Lender, copies of all such documentation shall be held by Borrower as custodian for DIP Lender.  In addition, Borrower shall provide to DIP Lender within three (3) business days of Borrower’s filing with the Bankruptcy Court all Monthly Operating Reports required by the Office of the United Sates Trustee and all schedules and statements required by section 521 of the Bankruptcy Code and Federal Rule of Bankruptcy Procedure 1007.

6.2         Financial Statements, Reports, Certificates.  Borrower shall deliver to DIP Lender:  (a) as soon as available, but in any event within forty-five (45) days after the end of each month during the Term, a balance sheet and profit and loss statement prepared by Borrower covering Borrower’s operations during such period; and (b) as soon as available, but in any event within one hundred fifty (150) days after the end of each of Borrower’s fiscal years, financial statements of Borrower for each such fiscal period, reviewed by independent certified public accountants acceptable to DIP Lender.  Such financial statements shall include a balance sheet and profit and loss statement, and the accountants’ management letter, if any, and shall be prepared in accordance with GAAP.  Together with the above, Borrower shall also deliver Borrower’s Form 10-Qs, 10-Ks or 8-Ks, if any, as soon as the same become available, and any other report reasonably requested by DIP Lender relating to the Collateral and the financial condition of Borrower and a certificate signed by its chief financial officer to the effect that all reports, statements or computer prepared information of any kind or nature delivered or caused to be delivered to DIP Lender under this Section 6.2 fairly present its financial condition and that there exists on the date of delivery of such certificate to DIP Lender no condition or event which constitutes an Event of Default.

6.3         Tax Returns, Receipts.  Borrower shall deliver to DIP Lender copies of each of its future federal income tax returns, and any amendments thereto, within thirty (30) days of the filing thereof.  Borrower further shall promptly deliver to DIP Lender, upon request, satisfactory evidence of Borrower’s payment of all withholding and other taxes required to be paid by it.

6.4         Title to Equipment.  Upon DIP Lender’s request, Borrower shall deliver to DIP Lender, properly endorsed, any and all evidences of ownership of, certificates of title, or applications for title to any items of Equipment.

6.5         Maintenance of Equipment.  Borrower shall keep and maintain the Equipment in good operating condition and repair (ordinary wear and tear excepted), and shall make all necessary replacements thereto so that its value and operating efficiency shall at all times be maintained and preserved.  Borrower shall not permit any item of Equipment to become a fixture to real estate or an accession to other property, and the Equipment is now and shall at all times remain leased by Borrower or be Borrower’s personal property.

6.6         Taxes.  To the extent Borrower has sufficient funds to pay such amounts when they become due, all Federal, state and local assessments and taxes, whether real, personal or otherwise, due or payable by, or imposed, levied or assessed against Borrower or any of its assets or in connection with Borrower’s business shall hereafter be paid in full, before they become delinquent or before the expiration of any extension period except for those taxes, assessments and the like being contested by Borrower in good faith and by appropriate proceedings and as to which Borrower has established appropriate reserves, provided that no lien is placed on any assets of Borrower during any such contest as a consequence of the failure to pay such tax, assessment or the like.  To the extent Borrower has sufficient funds to pay such amounts when they become due, Borrower shall make due and timely payment or deposit of all federal, state and local taxes, assessments or contributions required of it by law, and will execute and deliver to DIP Lender, on demand, appropriate certificates attesting to the payment or deposit thereof.

6.7         Insurance.  Borrower, at its expense, shall keep and maintain the Collateral insured against all risk of loss or damage from fire, theft, vandalism, malicious mischief, explosion, sprinklers, and all other hazards and risks of physical damage included within the meaning of the term “extended coverage” in such amounts as are ordinarily insured against by similar businesses.  Borrower shall also keep and maintain comprehensive general public liability insurance and property damage insurance, and insurance against loss from business interruption, insuring against all risks relating to or arising from Borrower’s ownership and use of the Collateral and its other assets and the operation of its business.  All such policies shall be in such form, with such companies and in such amounts as are currently maintained by Borrower.  Borrower shall deliver to DIP Lender certificates of insurance for such policies and evidence of the payments of all premiums therefor.  All such policies (except those of public liability and  liability property damage) shall contain a DIP Lender’s Loss Payable endorsement in a form satisfactory to DIP Lender, naming DIP Lender as sole loss payee thereof, and containing a waiver of warranties.  Subject to the rights of the First Lien Lender in such insurance with respect to any PrePetition Collateral, all proceeds payable under such policies shall be payable to DIP Lender. In the event of partial or total destruction of the collateral by fire or other casualty, then, subject to the rights of the First Lien Lender with respect to any PrePetition Collateral, the insurance proceeds shall, if an Event of Default exists, at the option of DIP Lender, be paid to DIP Lender to reduce the Obligations, or, alternatively, be held in a trust fund with DIP Lender to be disbursed solely for repairs and reconstruction of such collateral or if no Event of Default exists such insurance proceeds shall at the option of Borrower, be applied to reduce the balance owing on the Obligations or be held in a trust fund with DIP Lender to be disbursed solely for repairs and reconstruction of the collateral.  Any such trust fund shall be additional security for the Obligations.  Borrower shall notify DIP Lender of its exercise of its option as to the use of such insurance proceeds within thirty (30) days of the subject casualty occurrence.

6.8         DIP Lender Expenses.  Borrower shall immediately and without demand reimburse DIP Lender for all DIP Lender Expenses and Borrower hereby authorizes the payment of such DIP Lender Expenses without the need for further approval of the Bankruptcy Court or any other court having jurisdiction over the Chapter 11 Case and/or the Borrower.

6.9         Compliance With Law. Borrower shall comply, in all material respects, with the requirements of all applicable laws, rules, regulations and orders of governmental authorities relating to Borrower and the conduct of its business.

6.10       Accounting System.  Borrower at all times hereafter shall maintain a standard and modern system of accounting in accordance with GAAP with ledger and account cards or computer tapes, disks, printouts and records pertaining to the Collateral containing such information as may from time to time be requested by DIP Lender.

6.11       Compliance with Bankruptcy Court.  Borrower shall comply in full with the notice and other requirements of the Bankruptcy Code and all other applicable rules with respect to any relevant DIP Order in a manner acceptable to DIP Lender and its counsel.

7.           NEGATIVE COVENANTS

Borrower covenants and acknowledges that during the Term Borrower shall not undertake any of the following without the prior written consent of DIP Lender:

7.1         Extraordinary Transactions and Disposal of Assets.  Except as expressly authorized by the Bankruptcy Court under section 363 of the Bankruptcy Code, enter into any transaction not in the ordinary and usual course of its business as conducted on the date hereof, including but not limited to the sale, lease, disposal, movement, relocation or transfer, whether by sale or otherwise, of any its assets other than sales of Inventory in the ordinary and usual course of its business as presently conducted; incur any indebtedness for borrowed money or other indebtedness outside the ordinary and usual course of its business as conducted on the date hereof except for renewals or extensions of existing debts permitted by DIP Lender; make any advance or loan to any third party; or grant a lien on any of its assets except (a) in favor of DIP Lender or (b) the continuing security interests, if any, set forth on Schedule 5.1.

7.2         Change Name. Change its name, business structure or identity or add any new fictitious name.

7.3         Merge, Acquire.  Merge, acquire, or consolidate with or into any other business organization.

7.4         Guaranty. Guaranty or otherwise become in any way liable with respect to the obligations of any third party, except by endorsement of instruments or items of payment for deposit to the account of Borrower for negotiation and delivery to DIP Lender.

7.5         Restructure.  Make any change in its financial structure or business operations.

7.6         Prepayments. Prepay any existing indebtedness owing to any third party other than trade payables and provided no Event of Default exists, upon notice to DIP Lender, prepayments of permitted equipment financing indebtedness.

7.7         Change of Ownership.  Cause, permit or suffer any change, direct or indirect, in the ownership of the capital stock of Borrower or enter into any agreement with any person or entity that provides for a payment to such person or entity based upon the income of Borrower.

7.8         Loans and Advances.  Make any loans, advances or extensions of credit to any officer, director, executive employee or shareholder of Borrower (or any relative of any of the foregoing), or to any entity which is a subsidiary of, related to, affiliated with or has common shareholders, officers or directors with Borrower.

7.9         Consignments of Inventory.  Consign any Inventory except to persons or entities as to which Borrower has furnished to DIP Lender prior written notice and provided Borrower has filed such UCC-1 financing statements or taken such other action as required by applicable law to perfect Borrower’s interest in such consigned Inventory.

7.10       Distributions.  Make any distribution or declare or pay any dividends (in cash or in stock) on, or purchase, acquire, redeem or retire any of its capital stock, of any class, whether now or hereafter outstanding except that provided no Event of Default exists so long as Borrower is a subchapter S corporation under federal or state income tax laws Borrower may pay and declare cash dividends to its stockholders up to the amount of the federal or state income tax payable by said shareholders solely as a consequence of the income of Borrower being attributed to said shareholders based upon the highest income tax rates applicable to any shareholder of Borrower.

7.11       Accounting Methods.  Modify or change its method of accounting or enter into, modify or terminate any agreement presently existing or at any time hereafter entered into with any third party for the preparation or storage of Borrower’s records of Accounts and financial condition without said party agreeing to provide DIP Lender with information regarding the Collateral or Borrower’s financial condition.

7.12       Business Suspension.  Suspend or go out of business.

7.13       Chapter 11 Case.  Seek, consent or suffer to exist (i) any modification, stay, vacation or amendment to any DIP Order, unless (A) DIP Lender has failed to perform its obligations hereunder in any respect material to the business or operations of Borrower and the effect of such modification, stay, vacation or amendment is solely to remedy such failure or to obtain for Borrower substitute performance or (B) DIP Lender has consented to such modification, stay, vacation or amendment in writing, (ii) a priority claim for any administrative expense or unsecured claim against Borrower (now existing or hereafter arising of any kind or nature whatsoever, including without limitation any administrative expense of the kind specified in section 503(b), 506(c) or 507(b) of the Bankruptcy Code) equal or superior to the priority claim of DIP Lender in respect of the Obligations, or (iii) any lien on any Collateral, having a priority equal or superior to the liens in favor of DIP Lender in respect of the Obligations (other than the existing prepetition liens and security interests, including,without limitation the liens and security interests of the First Lien Lender).

7.14       Prepetition Indebtedness.  Borrower shall not pay or discharge, or cause to be paid or discharged, any obligations of Borrower incurred before the Filing Date other than those agreed to by the DIP Lender in the Budget and permitted by Final Order.

8.           EVENTS OF DEFAULT

The occurrence of any one or more of the following events shall constitute an Event of Default by Borrower hereunder:

8.1         Failure to Pay.  Borrower’s failure to pay when due and payable, or when declared due and payable, any portion of the Obligations (whether prepetition or post petition, and whether principal, interest, taxes, or otherwise) and such failure continues for a period of three days after written notice from DIP Lender to Borrower;

8.2         Failure to Perform.  Borrower’s failure to perform, keep or observe any term, provision, condition, representation, warranty, covenant or agreement contained in this DIP Credit Agreement, in any of the Loan Documents, in any DIP Order, or in any other present or future agreement between Borrower, and/or a DIP Lender and such failure to perform, keep or observe continues for a period of twenty days after written notice by the DIP Lender to Borrower;

8.3         Misrepresentation.  Any material misstatement or material misrepresentation now or hereafter exists in any warranty, representation in this DIP Credit Agreement

8.4         Injunction Against Borrower.  Borrower is enjoined, restrained or in any way prevented by court order from continuing to conduct all or any material part of its business;

8.5         Government Lien.  A notice of lien, levy or assessment is filed of record with respect to any of Borrower’s assets by the United States Government, or any department, agency or instrumentality thereof, or by any state, county, municipal or other governmental agency, or any taxes or debts owing at any time hereafter to any one or more of such entities becomes a lien, whether choate or otherwise, upon any of Borrower’s assets and the same is not paid on the payment date thereof;

8.6         Subordinated Debt Payments. Borrower makes any payment on account of indebtedness which has now or hereafter been subordinated to the Obligations, except to the extent such payment is allowed under any subordination agreement entered into with DIP Lender;

8.7         ERISA Violation.  A prohibited transaction within the meaning of ERISA section 406 or IRC section 1975(c) shall occur with respect to a Plan which could have a material adverse effect on the financial condition of Borrower; any lien upon the assets of Borrower in connection with any Plan shall arise; Borrower or any ERISA Affiliate shall completely or partially withdraw from a Multiemployer Plan and such withdrawal could, in the good faith opinion of DIP Lender, have a material adverse effect on the financial condition of Borrower.  Borrower or any of its ERISA Affiliates shall fail to make full payment when due of all amounts which Borrower or any of its ERISA Affiliates may be required to pay to any Plan or any Multiemployer Plan as one or more contributions thereto; Borrower or any of its ERISA Affiliates creates or permits the creation of any accumulated funding deficiency, whether or not waived; the voluntary or involuntary termination of any Plan or Borrower shall fail to notify DIP Lender promptly and in any event within ten (l0) days of the occurrence of an event which constitutes an Event of Default under this clause or would constitute an Event of Default upon the exercise of DIP Lender’s judgment.

8.8         Bankruptcy Court.  The Bankruptcy Court enters any order (i) amending, supplementing, altering, staying, vacating, rescinding or otherwise modifying any DIP Order or any other order with respect to the Chapter 11 Case affecting in any material respect this DIP Credit Agreement  (ii) appointing a chapter 11 trustee or an examiner with enlarged powers relating to the operation of the business (powers beyond those set forth in section 1106(a)(3) and (4) of the Bankruptcy Code) under section 1106(b) of the Bankruptcy Code in the Chapter 11 Case, (iii) dismissing the Chapter 11 Case or converting the Chapter 11 case to a chapter 7 case or (iv) granting relief from the automatic stay to any creditor holding or asserting a lien or reclamation claim (in excess of $100,000 when aggregated with all other reclamation claims), except if the relief granted to the creditor is limited to an administrative expense or except with respect to the First Lien Lender.

8.9         Judgments or Execution Action.  There remains undischarged for more than ten (10) days any final post-petition judgment or execution action against Borrower, or relief from the automatic stay of section 362(a) of the Bankruptcy Code shall be granted to any creditor or creditors of Borrower with respect to assets having an aggregate value in excess of $100,000 or where the deprivation of Borrower of such assets would reasonably be expected to have a material adverse effect on Borrower, considered as a whole.

8.10       Motions.  Borrower files a motion in any of the Chapter 11 Case (i) except as provided in any DIP Order, to use cash collateral of DIP Lender under section 363(c) of the Bankruptcy Code without the DIP Lender’s consent, (ii) to recover from any portions of the Collateral any costs or expenses of preserving or disposing of such Collateral under section 506(c) of the Bankruptcy Code, or (iii) to take any other action or actions adverse to DIP Lender or its rights and remedies hereunder or under any of the other Loan Documents or any of the documents evidencing or creating DIP Lender’s  interest in any of the Collateral;

8.11       Actions.  A suit or action against DIP Lender is commenced by Borrower, any federal, state environmental protection or health and safety agency or any official committee in any Case, which suit or action asserts any claim or legal or equitable remedy contemplating subordination of any claim or lien of DIP Lender, and shall remain undismissed or unstayed for thirty (30) days after its commencement without any preliminary relief of the nature sought having been granted;

8.12       Reorganization Plan.  Borrower files a plan of reorganization in any Case which does not provide for payment in full of the Obligations on the effective date thereof or to which DIP Lender does not consent in writing.

9.           DIP LENDER’S RIGHTS AND REMEDIES

9.1         Rights and Remedies. Upon the occurrence of an Event of Default and subject to the rights and remedies of the First Lien Lender with respect to the Borrower and the PrePetition Collateral, DIP Lender may, notwithstanding the provisions of section 362 of the Bankruptcy Code, at its election, without notice of such election and without demand, do any one or more of the following:

(a)           Declare all Obligations, whether evidenced by the Loan Documents or otherwise, immediately due and payable in full:

(b)           Cease advancing money or extending credit to or for the benefit of Borrower under the Loan Documents or under any other agreement between Borrower and DIP Lender;

(c)           Terminate this DIP Credit Agreement as to any future liability or obligation of DIP Lender, but without affecting DIP Lender’s rights and security interest in the Collateral and without affecting the Obligations;

(d)           Settle or adjust disputes and claims directly with Account debtors for amounts and upon terms which DIP Lender considers advisable and, in such cases, DIP Lender will credit the Obligations with the net amounts received by DIP Lender in payment of such disputed Accounts, after deducting all DIP Lender Expenses;

(e)           Cause Borrower to hold all returned Inventory in trust for DIP Lender, segregate all returned Inventory from all other property of Borrower or in Borrower’s possession and conspicuously label said returned Inventory as the property of DIP Lender;

(f)           Without notice to or demand upon Borrower, make such payments and do such acts as DIP Lender considers necessary or reasonable to protect its security interest in the Collateral.  Borrower shall assemble the Collateral if DIP Lender so requires and deliver or make the Collateral available to DIP Lender at a place designated by DIP Lender.  Borrower authorizes DIP Lender to enter any premises where the Collateral is located, to take and maintain possession of the Collateral, or any part of it, and to pay, purchase, contest or compromise any encumbrance, charge or lien which in DIP Lender’s determination appears to be prior or superior to its security interest and to pay all expenses incurred in connection therewith;

(g)           Ship, reclaim, recover, store, finish, maintain, repair, prepare for sale, lease, license or other disposition, advertise for sale, lease, license or other disposition, and sell, lease, license or otherwise dispose (in the manner provided for herein or in the Code) the Collateral.  DIP Lender is hereby granted a license or other right to use, without charge, Borrower’s labels, patents, copyrights, rights of use of any name, trade secrets, trade names, trademarks, service marks, and advertising matter, or any asset of a similar nature, pertaining to the Collateral, in completing the production of, advertising for sale, lease, license or other disposition, and sale, lease license or other disposition of the Collateral.  Borrower’s rights under all licenses and all franchise agreements shall inure to DIP Lender’s benefit;

(h)           Sell, lease, license or otherwise dispose of the Collateral at either a public or private proceeding, or both, by way of one or more contracts or transactions, for cash or on terms, in such manner and at such places (including Borrower’s premises) as is commercially reasonable.  It is not necessary that the Collateral be present at any such sale;

(i)           DIP Lender shall give notice of the disposition of the Collateral as follows:

(1)           To Borrower and each holder of a security interest in the Collateral who has filed with DIP Lender a written request for notice, a notice in writing of the time and place of public sale or other disposition or, if the sale or other disposition is a private sale or some other disposition other than a public sale is to be made, then the time on or after which the private sale or other disposition is to be made;

(2)           The notice hereunder shall be personally delivered or mailed, postage prepaid, to Borrower as provided in Section 12 hereof, at least ten (10) calendar days before the date fixed for the sale or other disposition, or at least five (5) calendar days before the date on or after which the private sale or other disposition is to be made, unless the Collateral is perishable or threatens to decline speedily in value.  Notice to persons other than Borrower claiming an interest in the Collateral shall be sent to such addresses as they have furnished to DIP Lender;

(j)           DIP Lender may credit bid and purchase at any public sale:

(k)           Any deficiency that exists after disposition of the Collateral as provided herein shall be immediately paid by Borrower.  Any excess will be remitted without interest by DIP Lender to the party or parties legally entitled to such excess;

(l)           In addition to the foregoing, DIP Lender shall have all rights and remedies provided by law (including those set forth in the Code) and any rights and remedies contained in any Loan Documents and all such rights and remedies shall be cumulative; and

(m)           In addition to the foregoing, DIP Lender shall, as provided for in the Interim DIP Order and the Final DIP Order, at any time at the request of Borrower (whether or not an Event of Default exists or has occurred) fund, prior to the Auction: (i) into an escrow account with Borrower’s counsel for the sole and exclusive benefit of the Professional Persons and the U.S. Trustee in an amount equal to the Reserve, and (ii) to the Borrower, the Wind Down Amount; and such funds advanced by the DIP Lender shall be entitled to all of the benefits and security of such Orders.

9.2         No Waiver.  No delay on the part of DIP Lender in exercising any right, power or privilege under any Loan Document shall operate as a waiver, nor shall any single or partial exercise of any right, power or privilege under such Loan Documents or otherwise, preclude other or further exercise of any such right, power or privilege.

10.           TAXES AND EXPENSES REGARDING THE COLLATERAL

If Borrower fails to pay any monies (whether taxes, assessments, insurance premiums or otherwise) due to third persons or entities, or fails to make any deposits or furnish any required proof of payment or deposit, or fails to perform any of Borrower’s other covenants under any of the Loan Documents, then in its discretion and upon prior notice to Borrower, DIP Lender may do any or all of the following:  (a) make any payment which Borrower has failed to pay or any part thereof; (b) set up such reserves in Borrower’s loan account as DIP Lender deems necessary to protect DIP Lender from the exposure created by such failure; (c) obtain and maintain insurance policies of the type described in Section 6.10 hereof and take any action with respect to such policies as DIP Lender deems prudent; or (d) take any other action deemed necessary to preserve and protect its interests and rights under the Loan Documents.  Any payments made by DIP Lender shall not constitute:  (a) an agreement by DIP Lender to make similar payments in the future or (b) a waiver by DIP Lender of any Event of Default.  DIP Lender need not inquire as to, or contest the validity of, any such expense, tax, security interest, encumbrance or lien and the receipt of notice for the payment thereof shall be conclusive evidence that the same was validly due and owing.

11.           WAIVERS

11.1         Demand, Protest.  Except as provided in the Interim DIP Order and the Final DIP Order, Borrower waives demand, protest, notice of protest, notice of default or dishonor, notice of payment and nonpayment, notice of any default, and notice of nonpayment at maturity and acknowledges that DIP Lender may compromise, settle or release, without notice to Borrower, any Collateral and/or guaranties at any time held by DIP Lender.  Borrower hereby consents to any extensions of time of payment or partial payment at, before or after the Termination Date.

11.2         No Marshaling.  Borrower, on its own behalf and on behalf of its successors and assigns hereby expressly waives all rights, if any, to require a marshaling of assets by DIP Lender or to require that DIP Lender first resort to some portion(s) of the Collateral before foreclosing upon, selling or otherwise realizing on any other portion thereof.

11.3         DIP Lender’s Non-Liability for Inventory or Equipment or for Protection of Rights.  So long as DIP Lender complies with its obligations, if any, under section 9-207 of the Code, DIP Lender shall not in any way or manner be liable or responsible for:  (a) the safekeeping of the Inventory or Equipment; (b) any loss or damage thereto occurring or arising in any manner or fashion from any cause; (c) any diminution in the value thereof; or (d) any act or default of any carrier, warehouseman, bailee, forwarding agency or other person whomsoever.  All risk of loss, damage or destruction of the Inventory or Equipment shall be borne by Borrower.  DIP Lender shall have no obligation to protect any rights of Borrower against any person obligated on any Collateral.

12.          NOTICES

Unless otherwise provided herein, all consents, waivers, notices or demands by any party relating to the Loan Documents shall be in writing and (except for financial statements and other informational documents which may be sent by first-class mail, postage prepaid) shall be telecopied (followed up by a mailing), personally delivered or sent by registered or certified mail, postage prepaid, return receipt requested, or by receipted overnight delivery service to Borrower or to DIP Lender, as the case may be, at their addresses set forth below

If to Borrower, to:
HearUSA, Inc. 1250 Northpoint Parkway West Palm Beach, FL 33407 Attn: Stephen Hansbrough, CEO Facsimile No.: (561) 478-9603

With a copy (which shall not constitute effective notice) to:

Berger Singerman
200 South Biscayne Boulevard
Miami, FL 33131
Attn:  Paul Steven Singerman, Esq.
and Brian Gart, Esq.
Facsimile No.:  (305) 755-4340

And to:

Bryan Cave LLP
1155 F Street, N.W.
Washington, D.C. 20004
Attn:  LaDawn Naegle, Esq.
Facsimile No.:  (202) 508-6046

If to the DIP Lender, to:
William Demant Holding A/S Kongebakken 9 2765 Smørum Denmark Attn: Legal Department

With a copy (which shall not constitute effective notice) to:

Lowenstein Sandler PC 65 Livingston Avenue Roseland, New Jersey 07068 Attn: Peter H. Ehrenberg, Esq. Telephone No.: 973-597-2350 Facsimile No.: 973-597-2351

or to such other Persons or addresses as may be designated in writing by the party to receive such notice. Any party may change the address at it is to receive notices hereunder by notice in writing in the foregoing manner given to the other.  All notices or demands sent in accordance with this Section 12 shall be deemed received on the earlier of the date of actual receipt or five (5) calendar days after the deposit thereof in the mail or on the date telecommunicated if telecopied.  The failure to provide a copy of any notice, consent, waiver, demand or other document or communication to Borrower’s or DIP Lender’s counsel as indicated above shall not affect its validity.

13.          DESTRUCTION OF BORROWER’S DOCUMENTS

All documents, schedules, invoices, agings or other papers delivered to DIP Lender may be destroyed or otherwise disposed of by DIP Lender four (4) months after they are delivered to or received by DIP Lender, unless Borrower requests, in writing, the return of the said documents, schedules. invoices or other papers and makes arrangements, at Borrower’s expense, for their return.

14.          GENERAL PROVISIONS

14.1         Effectiveness. This DIP Credit Agreement shall be binding and deemed effective when executed by Borrower and executed and delivered by DIP Lender.

14.2         Successors and Assigns.  This DIP Credit Agreement shall bind and inure to the benefit of the respective successors and assigns of each of the parties; provided, however, that Borrower may not assign this DIP Credit Agreement or any rights hereunder and any prohibited assignment shall be absolutely void.  No consent to an assignment by DIP Lender shall release Borrower from its Obligations.  Without notice to or the consent of Borrower, DIP Lender may assign this DIP Credit Agreement and its rights and duties hereunder and DIP Lender reserves the right to sell, assign, transfer, negotiate or grant participations in all or any part of, or any interest in DIP Lender’s rights and benefits hereunder.  In connection therewith, DIP Lender may disclose all documents and information which DIP Lender now or hereafter may have relating to Borrower or Borrower’s business.  Borrower and DIP Lender do not intend any of the benefits of the Loan Documents to inure to any third party, and no third party shall be a third party beneficiary hereof or thereof.

14.3         Section Headings.  Headings and numbers have been set forth herein for convenience only.

14.4         Interpretation. Neither this DIP Credit Agreement nor any uncertainty or ambiguity herein shall be construed or resolved against DIP Lender or Borrower, whether under any rule of construction or otherwise.  On the contrary, this DIP Credit Agreement has been reviewed by each party and shall be construed and interpreted according to the ordinary meaning of the words used so as to fairly accomplish the purposes and intentions of the parties hereto.

14.5         Severability of Provisions.  Each provision of this DIP Credit Agreement shall be severable from every other provision of this DIP Credit Agreement for the purpose of determining the legal enforceability of such provision.

14.6         Amendments in Writing.  Neither this DIP Credit Agreement nor the APA can  be changed or terminated orally.  This DIP Credit Agreement is the entire agreement between the parties with respect to the matters contained herein.  This DIP Credit Agreement supersedes all prior agreements, understandings and negotiations, if any, all of which are merged into this DIP Credit Agreement.

14.7         Counterparts. This DIP Credit Agreement may be executed in any number of counterparts each of which, when executed and delivered, shall be deemed to be an original and all of which, when taken together, shall constitute but one and the same DIP Credit Agreement.

14.8         Indemnification.  Borrower hereby indemnifies, protects, defends and saves harmless DIP Lender and any member, officer, director, official, agent, employee and attorney of DIP Lender, and their respective heirs, successors and assigns (collectively, the “Indemnified Parties”), from and against any and all losses, damages, expenses or liabilities of any kind or nature and from any suits, claims or demands, including reasonable counsel fees incurred in investigating or defending such claim, suffered by any of them and caused by, relating to, arising out of, resulting from, or in any way connected with the Loan Documents and the transactions contemplated therein or the Collateral (whether prepetition or post-petition) (unless caused by the gross negligence or willful misconduct of the Indemnified Parties) including, without limitation:  (a) losses, damages, expenses or liabilities sustained by DIP Lender in connection with any environmental cleanup or other remedy required or mandated by any Environmental Law; (b) any untrue statement of a material fact contained in information submitted to DIP Lender by Borrower or the omission of any material fact necessary to be stated therein in order to make such statement not misleading or incomplete; (c) the failure of Borrower to perform any obligations required to be performed by Borrower under the Loan Documents; and (d) the ownership, construction, occupancy, operations, use and maintenance of any of Borrower’s assets.  The provisions of this Section 14.8 shall survive termination of this DIP Credit Agreement and the other Loan Documents.

14.9           Joint and Several Obligations.   If more than one person or entity is named as  a Borrower hereunder, all Obligations, representations, warranties, covenants and indemnities set forth in the Loan Documents to which such person or entity is a party shall be joint and several.  The foregoing is a material inducement to the agreement of DIP Lender to enter into this DIP Credit Agreement and to consummate the transactions contemplated hereby.  The Borrower represents they are operated as part of one consolidated business entity and are directly dependent upon each other for an in connection with their respective business activities financial resources.  Each Borrower will receive a direct economic and financial benefit from the Obligations incurred under this DIP Credit Agreement and the incurrence of such Obligations is in the best interests of Borrower.

15.           CHOICE OF LAW, VENUE AND JURY TRIAL WAIVER

THE VALIDITY OF THE LOAN DOCUMENTS, THEIR CONSTRUCTION, INTERPRETATION, AND ENFORCEMENT AND THE RIGHTS OF THE PARTIES HERETO SHALL BE DETERMINED UNDER, GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE INTERNAL LAWS OF THE STATE OF FLORIDA , WITHOUT REGARD TO PRINCIPLES OF CONFLICTS OF LAW.  THE PARTIES AGREE THAT ALL ACTIONS OR PROCEEDINGS ARISING IN CONNECTION WITH THE LOAN DOCUMENTS SHALL BE TRIED AND LITIGATED ONLY IN THE BANKRUPTCY COURT.  BORROWER AND DIP LENDER EACH WAIVES, TO THE EXTENT PERMITTED UNDER APPLICABLE LAW, THE RIGHT TO A TRIAL BY JURY IN ANY PROCEEDING UNDER THE LOAN DOCUMENTS OR RELATING TO THE DEALINGS OF BORROWER AND DIP LENDER AND ANY RIGHT EACH MAY HAVE TO ASSERT THE DOCTRINE OF “FORUM NON CONVENIENS” OR TO OBJECT TO VENUE TO THE EXTENT ANY PROCEEDING IS BROUGHT IN ACCORDANCE WITH THIS SECTION 15.

Borrower and DIP Lender have executed this DIP Credit Agreement as of the date first above written.

DIP LENDER:

WILLIAM DEMANT HOLDING A/S

By:	/s/ Niels Jacobsen
Name: Niels Jacobsen
Title: President & CEO

BORROWER:

HEARUSA, INC.,
a Delaware corporation

By:	/s/ Gino Chouinard
Name: Gino Chouinard
Title: Interim CEO, President and COO